Exhibit 10.2

Executive Service Agreement
between

CABOT UK HOLDCO LIMITED and CRAIG BUICK

CONTENTS

1. Interpretation
2. Appointment
3 Duties and Powers
4 Mobility
5 Remuneration
6 Performance adjustment
7 Awards
8 Expenses
9 Holidays
10 Sickness and Incapacity
11 Pension
12 Permanent Health Insurance, Private Medical Expenses Insurance and Life Assurance
13 Exclusive Service
14 Intellectual Property
15 Confidentiality
16 Restrictions
17 Notification of Restrictions
18 Termination
19 Compliance
20 Return of Property on Termination
21 Disciplinary, Dismissal and Grievance Procedures
22 Deductions
23 Data Protection
24 Notices
25 Assignment and Effect of Termination
26 Third Party Rights
27 Law and Jurisdiction
28 Prior Agreements
29 Collective Agreements
30 Severability

THIS DEED OF AGREEMENT is dated 25 November 2019 and made

BETWEEN:

(1) CABOT UK HOLDCO LIMITED, (the “Company”), Registered in England and Wales, company number 08467515 and having its registered office is at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA; and

(2) CRAIG BUICK, of ### ######### ####, London, ### ### (“you” or “your”).

THE PARTIES AGREE THAT:

1. Interpretation
1.1 In this Agreement, where the context admits:

“Appointment” means your employment by the Company on the terms of this Agreement.
“the Board” means the board of directors of the Company, or as the context requires any authorised director or committee of directors from time to time.
“the Business” means (taken together) the business of the Company and the business of any other Group Company with which you are concerned.
“Commencement Date” means 1 January 2020, or such other date as mutually agreed between you and the Company.
“Company Intellectual Property” means any Intellectual Property made, created or discovered whether or not in the course of the Appointment or during normal hours of work or using the facilities of the Company which:
a. in any way affects or relates to the business of the Company or any Group Company; or
b. is capable of being used or adapted for use in or in connection with such business.
“Compensation Committee” means the compensation or remuneration committee operated by or for Encore Capital Group Inc. from time to time.
“Conduct Rules” means the conduct rules under the SMCR.
“Confidential Information” means information in whatever form relating to the business, products, services, clients, customers, affairs and finances of the Company or of any Group Company from time to time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company, any of its or their suppliers, clients or customers, including by way of illustration only and without limitation:

a. any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices including operating practices and associated documents, designs, dealings, trading, software, or know-how relating or belonging to the Company or to any Group Company or any of its suppliers, agents, distributors, clients or customers (including without limitation data in, the sources of data in and methodologies employed in the pricing model used to evaluate debt portfolios, algorithms and scorecards employed in the decision and collection strategy definition process operated by the Company and Group Companies, and any programming codes that drive the Company’s or any Group Company’s operational collection systems);
b. confidential computer software, computer-related know-how, passwords, computer programmes, apps, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company or any Group Company;
c. details of the Company’s or any Group Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;
d. any confidential research, report or development undertaken by or for the Company or any Group Company;
e. details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Group Company’s actual or potential clients or customers;
f. information supplied in confidence by customers, clients or any third party to which the Company or any Group Company owes an obligation of confidentiality;
g. lists and details of contracts with the Company’s or any Group Company’s actual or potential suppliers;
h. information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of, or consultants to, the Company or any Group Company for which you may from time to time provide services; and
i. confidential information concerning, or details of, any competitive business pitches, or target details.
“Encore Capital Group, Inc.” means Encore Capital Group, Inc., whose principal executive offices are 3111 Camino Del Rio North, Suite 103, San Diego, California, 92108.
“Group Company” means the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time, and including for the avoidance of doubt Encore Capital Group, Inc. and any Subsidiaries or Holding Companies of Encore Capital Group Inc., and the term “Group” shall mean the Company, Encore Capital Group, Inc. and each Group Company.
“Intellectual Property” means all intellectual and industrial property rights which may now or in the future subsist in any country of the world, including without limitation:

a. patents, utility models, supplementary protection certificates and any other rights in inventions, discoveries and improvements;
b. registered and unregistered trademarks, including any trade, brand or business names and get-ups(s), rights to sue for passing off or unfair competition and rights in domain names, devices and logos;
c. registered and unregistered design rights;
d. copyright (including all such rights in any information, know-how or techniques relating to the Company’s business, and in any computer software and typographical rights) database rights and moral rights;
e. all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Company;
f. the Confidential Information; and
g. applications for registration and the right to apply for any registration of the above in any country in the world.
“Irish Regulatory Regime” means the financial services regime operated by the Central Bank of Ireland.
“month” means a calendar month.
"Permitted Interest" means an interest in:
a. any class of shares or other securities of the Company or other member of the Group;
b. any class of shares or other securities of any company provided such shares or securities are traded on a recognised investment exchange and your holding does not amount to more than 3% of such class of issued shares or securities; or
c. any units of any authorised unit trust.
“Policies” means the policies and procedures as may be in effect and updated from time to time which apply to employees within the UK Subsidiaries of the Company.
“Relevant Date” means the date of your termination of employment or, if sooner, the date prior to termination of your employment on which the Company, in exercising its rights under the provisions of clause 2.5, suspends you from performance of your duties for a period immediately prior to the termination of your employment.
“Relevant Period” means the period of 12 months before the Relevant Date.
“Remuneration Committee” means the remuneration committee operated by or for the Company and its Subsidiaries from time to time.
“Restricted Business” means the business of debt and receivables purchasing and related collections activity, third party debt collection services and activities ancillary to all the foregoing carried on by the Company and/or any Group Company during Relevant Period and in respect of which you have: (a) been actively engaged or involved during that period; or (b) gained Confidential Information during that period.

“Restricted Client” means any person who, on the date of termination of your employment or at any time during the Relevant Period, was a person or entity from whom or which the Company or any Group Company:
•purchased debt; and/or
•provided third party debt collection services; or
•was otherwise a client or customer of the Company or any Group Company (excluding individual consumers)
and in respect of which you have: (a) had business dealings during the Relevant Period; or (b) gained Confidential Information during the Relevant Period.
“Restricted Employee” means any employee, consultant or director of the Company or any Group Company who is or was during the Relevant Period employed, engaged or appointed either: (a) in a senior capacity; (b) in a professional capacity; or (c) in a capacity in which he has access to or obtained Confidential Information, and (in each case) in respect of whom you had material business dealings with or had supervisory responsibility over during the Relevant Period.
“Restricted Potential Client” means any person who, on the date of termination of your employment or at any time during the Relevant Period, was a person or entity from whom or which the Company or any Group Company was in negotiations to
•purchase debt; and/or
•provide third party debt collection services; or
•to otherwise become a client or customer of the Company or any Group Company (excluding individual consumers)
and in respect of which you have: a) had business dealings during the Relevant Period; or (b) gained Confidential Information during the Relevant Period.
“Restricted Territory” means England, Scotland, Wales, Northern Ireland, the Republic of Ireland, France, Spain, Portugal, Italy, Poland and any other territory in which the Company or any Group Company conducts or has plans to conduct Restricted Business at the Relevant Date or in the Relevant Period and in relation to which other territory you are either:
a) materially involved; or
b) privy to Confidential Information.
“SMCR” means the Senior Managers and Certification Regime.
“Subsidiary” and “Holding Company” in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
“Termination Date” means the date of termination (howsoever caused) or expiration of your employment.

1.2 In this Agreement where the context admits:

a. words and phrases the definitions of which are contained or referred to in Schedule 8 of the Companies Act 2006 shall have the meanings given to them in that Act;
b. references to any statute or statutory provisions including a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time (including as a result of the exercise of powers conferred on Ministers under the European (Withdrawal) Act or any similar legislation) and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;
c. references to a “person” include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;
d. any reference to “writing” shall include typewriting, printing, lithography, photography, telex, facsimile and the printed out version of a communication by electronic mail and other modes of representing or reproducing words in a legible form;
e. words denoting the singular shall include the plural and vice versa;
f. references to your employment are references to your employment by the Company whether or not during the continuance of this Agreement;
g. the masculine gender shall be deemed to include the feminine gender; and
h. in the event of any conflict between the terms of this Agreement and any other document recording or purporting to record the terms of your employment by the Company, the terms of this Agreement shall prevail.
2. Appointment
2.1 The Company anticipates that as of the Commencement Date you will be appointed, and if so appointed, you hereby agree to serve the Company, and any other Group Company or Group Companies as required by the Company, with effect from the Commencement Date in the capacity of Executive Director and Chief Executive Officer of Cabot Credit Management or in such other capacity of commensurate status as the Company may from time to time require. You recognise that this position is one of trust and confidence and that you will have access to Confidential Information. This is a key position in which you will have an obligation to further the interests of the Company and any Group Company and to develop its or their businesses. Further, for the avoidance of doubt, you are employed to perform a senior management function within the meaning of the SMCR.
2.2 The Appointment shall commence on the Commencement Date and unless terminated earlier under clause 18, your employment will continue until terminated by either party giving to the other not less than twelve months’ notice in writing.
2.3 You warrant that you are not bound by any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement or performing your duties under it. You undertake to indemnify the Company against all costs, claims, damages and expenses which the Company may incur in connection with any claim that you are subject to any such prohibition or restriction.

2.4 You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment. You further warrant that you have not been investigated or disciplined for any conduct that would either amount to a breach of the Conduct Rules or which could give rise to concerns about your fitness and propriety to perform the role for which you are employed.
2.5 You agree that during any period after either party has served notice of termination or in relation to any period during which you are suspended, the Company may, in its absolute discretion:
a. require you to resign immediately without compensation from any office that you hold in the Group;
b. revoke any powers you hold on behalf of the Company or any Group Company;
c. require you not to render all or any of your duties under this Agreement or require you to carry out alternative duties instead, at such location as the Company may require (including your home);
d. exclude you from any premises of the Company or of any Group Company (without providing any reason therefore);
e. require you not to have any contact with customers or clients, suppliers, investors, advisers or bankers of the Company or any Group Company nor any contact (other than purely social contact) with such employees of the Company or any Group Company as the Company shall determine;
f. require you to take any accrued holiday due to you;
g. require you to keep your line manager generally informed of your whereabouts and require that you provide contact details so you can be contacted during working hours;
h. require you to immediately deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in your possession, custody or under your control (including all materials within the scope of clause 15.4); and
i. appoint another person to perform your responsibilities jointly with you or in your place but you shall remain an employee of the Company and shall otherwise remain bound by the terms of the Appointment including your duty of fidelity and your obligations under clause 13, and throughout the period of any such action your salary and other contractual benefits shall continue subject to relevant schemes or policies relating to such benefits (unless and until this Agreement shall be terminated).
2.6 During your employment under the terms of this Agreement and for six years following the Termination Date you shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other members of the Board. A copy of the policy is available from the General Counsel. As a statutory director you will be entitled to be indemnified under the terms of the Company’s articles of association (as amended from time to time).

2.7 The Company reserves the right, as and when you are absent from work due to holiday, sickness or another reason, to reallocate on a temporary basis such duties and responsibilities of your role to another person as the Company sees fit in order to ensure an individual within the Company is able to discharge any responsibilities allocated to you from time to time by the Company whether pursuant to the SMCR or Irish Regulatory Regime or otherwise.
2.9 Your employment under this Agreement shall commence on the Commencement Date. Your period of continuous service for the purposes of the Employment Rights Act 1996 commenced on 4th January 2016.
3 Duties and Powers
3.1 You shall exercise such powers and perform such duties (if any) and comply with such policies and directions in relation to the business of the Company or any other Group Company as the Company may, from time to time, confer upon or assign to you, including any responsibilities allocated to you from time to time by the Company pursuant to the SMCR or by the Group pursuant to the Irish Regulatory Regime or any other applicable regulatory regime. In particular, but without limitation, you shall if and so long as the Company may require and without further remuneration carry out your duties on behalf of any Group Company and act as a director or officer of the Company and any Group Company.
3.2 You shall, during the continuance of this Agreement (unless prevented by ill health or accident or as otherwise agreed by the Company in writing), devote the whole of your time and attention and abilities to the Business and shall use your best endeavours to promote and protect the general interests and welfare of the Company, the Group and any other Group Company to which you may from time to time render your services under this Agreement. You shall comply with applicable statutory and fiduciary duties as a director.
3.3 You shall keep the Company properly informed of all matters that may materially affect the present or future business of the Company or any Group Company, including, inter alia:
a. any wrongdoing (including your own) of which you are aware; or
b. plans by any employee (including yourself) to leave the Company, whether alone or in concert with other employees, and whether to join or establish a competitor or any other business; or
c. any misuse of Confidential Information or trade secrets by any employee.
3.4 Should the Company appoint you as a director of a Group Company, it is not obliged to ensure that you remain a director of a Group Company, and your removal from a board in accordance with the Company or Group Company’s articles of association or otherwise will not be a breach of this Agreement by the Company.
3.5 You shall work normal business hours which are 09:00 to 17:30 Monday to Friday inclusive and such additional hours as may be necessary in the performance of your duties and powers under this Agreement. You will not be paid overtime in respect of any hours worked outside normal business hours.
3.6 You consent to opt out of the limit on weekly working hours contained in Regulation 4 of The Working Time Regulations 1998. The parties agree that your consent, for the purposes of this clause, shall continue indefinitely provided that you may withdraw such consent at any time by giving the Company three months’ notice of your wish to do so.

4 Mobility
4.1 Your principal place of work is 80 Cannon Street, London, EC4N 6HL but may be in such place or places for such periods as the Company or any Group Company shall reasonably require.
4.2 You will be required to travel both inside and outside the United Kingdom on the business of the Company or any Group Company on the occasions and as otherwise reasonably required by the Company.
4.3 The Company does not envisage that you will be required to work outside the United Kingdom for any continuous period of more than one month. In the event that you are so required from time to time, you will continue to be employed under the terms and conditions set out in this Agreement unless any additional or varied terms are agreed between the Company and you.
5 Remuneration
5.1 Your basic annual salary is £360,000 (Three hundred and sixty thousand pounds) and will be paid monthly in arrears on or before the last day of each month (or such other date or dates as shall be fixed by the Company from time to time). It will be deemed to accrue from day to day and paid less appropriate deductions for tax and national insurance.
5.2 Your salary under clause 5.1 will be subject to review in accordance with the Company's practice from time to time, but the Company will be under no obligation to increase such salary.
5.3 The Company may in its absolute discretion pay additional remuneration to you, whether by way of bonus or otherwise, but any such additional payments shall not form part of your salary for the purposes of clause 5.1. Any bonus will be paid less appropriate deductions for tax and national insurance.
5.4 In addition to any payment under clause 5.3 the following bonus arrangements shall apply:
a. You may be entitled to be considered for both short and long-term bonuses of amounts to be determined by either the Compensation Committee or the Remuneration Committee. The amount of the bonus payable to you (if any) shall be determined by such committee by reference to such corporate and/or personal target(s) and other conditions as such committee shall determine in its absolute discretion.
b. Payment of any bonus shall be made on such date as the Company shall pay bonuses to its similarly situated employees and usually by the end of the third calendar month immediately following the end of the relevant financial year. Part of any bonus paid to you may be deferred under the Company’s deferred bonus plan or otherwise, if so determined by the Compensation Committee or the Remuneration Committee in accordance with the applicable remuneration policy.
c. If on the payment date you are under suspension for a disciplinary matter which results in your dismissal for gross misconduct no bonus shall be payable.
d. Any entitlement to bonus will be reduced pro-rata (by such amount as determined by the Compensation Committee or Remuneration Committee) by reference to any period (excluding statutory leave) for which you have been absent from work for any reason during the period to which the bonus relates.

e. The bonus under this clause will not be paid if at the end of the financial year to which it relates you are no longer in the Company’s employment or have given or been given notice of termination. Where you have given notice, it will be at the discretion of either the Compensation Committee or the Remuneration Committee to determine if any bonus should be payable for the bonus year in which you give notice, on a pro rata basis.
f. Receipt of a bonus in one year will not entitle you to a bonus in any other year. Whether or not any target has been met and, if so, whether to pay a bonus shall be determined by either the Compensation Committee or the Remuneration Committee in their absolute discretion.
5.5 Notwithstanding any other provision of this Agreement, you acknowledge and agree that the payment of any amount or provision of any benefit to you is conditional upon such payment or provision being consistent with the applicable remuneration policy. Any provision of this Agreement which is not consistent with the applicable remuneration policy shall be void and you shall have no entitlement to compensation or damages in respect of any loss suffered in consequence thereof.
5.6 The salary specified in clause 5.1 shall be inclusive of any fees to which you may be entitled as a director of the Company or any Group Company.
6 Performance adjustment
6.1 Any award, including any amount deferred, is subject to the Encore Capital Group, Inc.’s regulatory obligations, including, but without limitation, such performance adjustment of any granted or awarded incentive compensation pursuant to the terms of Encore Capital Group, Inc.’s Compensation Recovery Policy, adopted by Encore Capital Group, Inc.’s board of directors on April 3, 2013, and amended from time to time
6.2 The implementation of performance adjustment by the Company shall be without prejudice to any other rights or remedies that may be available to the Company.
6.3 You agree that any sums owed to the Company under this clause 6 may be deducted from your salary or any outstanding payments due to you from the Company.
6.4 Following any repayment of sums pursuant to clause 6.1 (including by any deduction under clause 6.3) you agree to pay to the Company an amount equal to any tax credit or offset from which you benefit or any tax repayment received by you, in either case as a result of the repayment, or of any further repayment under this clause 6.4.
6.5 In the event of the application of performance adjustment in accordance with this clause, the Company will provide reasonable assistance to you in dealing with any income tax and NIC issues arising from such adjustment.

7 Awards
7.1 Subject to the approval of either the Compensation Committee or the Remuneration Committee, you may, during the course of your employment with the Company, be granted awards conferring on you the right to acquire incentives. The awards will be subject to the terms and conditions applicable to the awards granted under the long term incentive plan (or any subsequent replacement plan in place from time to time) and the applicable award agreement, which you will be required to sign. If you are granted an award, then the award agreement will detail: (i) the incentive which is subject to the award; (ii) any time or performance conditions required for the award to vest; and (iii) any other conditions which either the Compensation Committee or the Remuneration Committee may deem appropriate. The Company is not obliged to make any award, and if you receive an award then the Company is not obliged to make a further award.
8 Expenses
8.1 The Company shall pay or refund or procure to be paid or refunded to you monthly in arrears all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by you in the proper performance of your duties, provided that you produce such receipts or other evidence of such expenses as the Company may reasonably require, and subject to your compliance with any applicable expenses policy contained in the Policies.
9 Holidays
9.1 The Company's holiday year commences on 1 January and expires on 31 December (the “Holiday Year”).
9.2 In addition to statutory and bank holidays, your annual paid holiday entitlement in each Holiday Year will be 30 days. Holiday must be taken in the Holiday Year in which it accrues and must be taken at times approved in advance by your line manager in accordance with the Policies.
9.3 You are required to take at least four weeks’ holiday in each Holiday Year. Your holiday entitlement under the Working Time Regulations 1998 shall be deemed to be taken first.
9.4 Upon termination of this Agreement you shall be entitled to payment in lieu of any untaken outstanding holiday entitlement in the Holiday Year during which your employment terminates, unless the Company exercises its rights under the provisions of clause 2.5. Any payment in lieu will be pro-rated and based on the number of complete weeks you have been employed in the Holiday Year.
9.5 Upon termination of your employment under this Agreement, the Company shall deduct from any sum owed by the Company to you a sum representing any overpayment of salary with respect to holiday which you have taken in excess of your accrued holiday entitlement.
9.6 Payments in lieu of or deductions with respect to holidays shall be calculated as 1/260th of your salary for each day's holiday.
10 Sickness and Incapacity
10.1 If at any time you are prevented by reason of ill health, accident or other incapacity from properly performing your duties, you shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Company.

10.2 Further details of payment entitlements and sickness absence procedure (which you are obliged to comply with) may be found in the sickness absence policy which is contained in the Policies, which does not form part of your contract of employment and is subject to change from time to time. Any payment of Company sick pay will be paid inclusive of SSP.
10.3 Once any entitlement to payment pursuant to clause 10 is exhausted (or ceases to apply), any further payment made to you by the Company shall be at the Company’s absolute discretion and shall take into account any permanent health insurance which may be payable under clause 12.
10.4 Any salary payable pursuant to this clause 10 shall subject to set off of any statutory sick pay or social security sickness benefit to which you may be entitled during the period of such inability, or any other benefits you may be entitled to receive.
10.5 You shall submit yourself to a medical examination by a doctor appointed by the Company at the request of the Company, at the expense of the Company, at any time during the continuance of this Agreement, whether or not you are absent by reason of sickness, injury or other incapacity. You hereby authorise the Company to have unconditional access to any report or reports (including copies) prepared as a result of any such examination as the Company may from time to time require.
10.6 If your absence shall be occasioned wholly or partly by any act or omission of a third party in respect of which damages or compensation are recoverable, then you shall not be entitled to any remuneration (other than statutory sick pay) but the Company may in its absolute discretion advance sums not exceeding the remuneration to which you would otherwise be entitled against your entitlement to damages or compensation (including interest at such rate as you are is entitled to recover in respect of a claim for loss of earnings) and you shall:
a. notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection with it; and
b. if the Company so requires, refund to the Company any amount received by you from any such third party provided that the refund shall be no more than the amount which you have recovered in respect of remuneration (plus interest).
10.7 Any payments made under clause 10.6 shall be subject to the maximum aggregate sum which the Company is permitted to lend under the restrictions relating to loans to directors contained in the Companies Act 2006.
10.8 Subject to clause 10.9 the rights of the Company to terminate this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay or other benefits.
10.9 In the event that you are incapacitated by ill health, accident or any other cause from performing your duties under this Agreement for a period of 180 working days or more (whether consecutive or not) in any continuous period of 12 months, then the Company may terminate this Agreement by giving to you your statutory minimum notice entitlement in writing expiring at any time (whether or not you remain incapacitated from performing your duties under this Agreement) provided always that you shall receive all benefits lawfully due to you under this Agreement calculated up to the date of termination of employment.
10.10 If your employment under this Agreement is terminated under clause 10.9 in circumstances where you are or may be entitled to receive benefits under a permanent health insurance or long term disability insurance scheme then operated by the Company or Group, and those benefits would cease to be payable on termination of your employment with the Company:

a. you shall remain in the Company's employment if and for so long as is necessary under the rules of the scheme or the terms of the applicable insurance policy solely for the purpose of receiving such benefits as may be payable and providing that there is no cost to the Company (other than payments which are received through the PHI scheme and any statutory holiday entitlement you may be entitled to); but
b. that shall not affect the termination of your employment (including, in particular, your rights to remuneration and other benefits) for all other purposes of this Agreement.
11 Pension
11.1 The Company will comply with its obligations in accordance with Part 1 of the Pensions Act 2008.
11.2 You may be a member of the Company's pension scheme (“the Scheme”), or such registered pension scheme as may be set up by the Company to replace the Scheme, subject to:
a. the rules governing the Scheme (or such replacement scheme) from time to time (including, without limitation, those stipulating minimum levels of employee contribution, and any powers of alteration and discontinuance); and
b. any changes in legislation governing pensions provision (which may necessitate an increase in your contributions to the Scheme or any replacement scheme in due course)
11.3 The Company will make a monthly contribution to the Scheme (or any replacement scheme) in line with the entitlement detailed in the attached schedule of benefits. Your contributions to the Scheme (or any replacement Scheme) will be made by way of deductions from your salary.
12 Permanent Health Insurance, Private Medical Expenses Insurance and Life Assurance
12.1 Subject to the terms of this clause 12, the Company shall, during the continuance of your employment under this Agreement, pay all premiums due under:
a. a permanent health insurance (or income protection) scheme arranged by the Company for your benefit, under which the insurer offers cover of up to 75% of your basic salary after 13 weeks’ absence from work;
b. a life assurance scheme under which the insurer offers cover at a rate of four times your basic salary and
c. a private medical expenses insurance scheme arranged by the Company for your benefit, and that of your spouse/civil partner and children under 18 (at the date of this Agreement, the Company pays premiums in respect of current policy allowance).
12.2 Your right to participate in the schemes set out in this clause is subject to:
a. the rules and the terms of such schemes from time to time in force;
b. scheme providers accepting you, your spouse/civil partner and/or your family members (as applicable) for cover under the relevant scheme;

c. the Company’s absolute discretion to change schemes and/or scheme providers, which may mean the level of benefit provided varies (and may be decreased); and
d. you satisfying any underwriting or other requirements of the relevant scheme provider and the premium being at a rate which the Company considers reasonable.
12.3 You shall cooperate with the Company and the relevant scheme provider when making any claim.
12.4 The Company has no obligation to pursue any claim for benefits on your behalf or on behalf of your dependents if it is not accepted by the scheme provider in question.
12.5 The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the schemes (including the level of your cover) at any time on reasonable notice to you.
12.6 If the insurance provider refuses for any reason to provide permanent health insurance, life assurance, or private medical insurance benefit to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
12.7 If you are receiving benefits under the Company’s permanent health insurance scheme:
a. You shall resign as a director of the Company or any Group Company if so requested by the Company; and
b. the Company shall be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms of this Agreement and your duties shall be amended accordingly.
12.8 The Company will have no liability to you or your family and/or dependants for failure or refusal by the relevant scheme provider for whatever reason to pay benefits or for cessation of benefits on termination of your employment and is entitled to terminate your employment notwithstanding the fact that you may thereby lose entitlement to benefits under these arrangements.
12.9 You are not contractually entitled to any other benefit which you may enjoy from time to time.
13 Exclusive Service
13.1 Subject to clause 13.2, during the continuance of this Agreement you shall not without the prior written consent of the Board, either as principal, employee, consultant, director or agent:
a. carry on or be engaged, concerned or interested directly or indirectly (whether alone or on your own behalf or on behalf of or in association or conjunction with any other person and whether paid or not) in any trade, business or occupation whatsoever other than that of the Company or of any other Group Company; or
b. engage in any activity which the Board reasonably considers may be, or become harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of your duties under this Agreement.
13.2 Nothing in clause 13.1 will prevent you from holding a Permitted Interest.

13.3 You confirm that you have disclosed to the Company (and will continue to do so promptly throughout your employment) all circumstances in respect of which there is or might be a conflict of interest between you or members of your immediate family and the Company or any Group Company.
14 Intellectual Property
14.1 You acknowledge that you may make, discover or create Intellectual Property in the course of your duties and agree that in this respect you have a special obligation to further the interests of the Company and any Group Company.
14.2 You agree to disclose to the Company in writing full details of any Company Intellectual Property promptly following its making, creation or discovery.
14.3 You agree that any Company Intellectual Property shall so far as the law permits belong to and be the absolute property of the Company or any other Group Company as the Company may direct upon creation and:
a. to the extent that the same does not automatically belong to the Company upon creation, undertake to hold any such Company Intellectual Property upon trust for the benefit of the Company until such time as it shall be vested absolutely in the Company or such other Group Company; and
b. hereby assign to the Company or such other Group Company with full title guarantee by way of present and future assignment all such Company Intellectual Property.
14.4 If and when required so to do by the Company you shall, at the expense of the Company, as the Company or any other Group Company may direct:
a. give and supply to the Company or such Group Company all such information, data, drawings and assistance as the Company or such Group Company may require in order to exploit the Company Intellectual Property to best advantage;
b. apply or join with the Company or such Group Company in applying for patents or other protection or registration in the United Kingdom and in any other part of the world for the Company Intellectual Property; and
c. execute and do all instruments and things necessary for vesting in the Company or such Group Company or in such other person as the Company may specify, as sole beneficial owner, any Company Intellectual Property including such patents or other protection or registration when obtained and all right, title and interest to and in them absolutely.
14.5 You irrevocably and unconditionally waive any and all moral rights in connection with your authorship of any existing or future copyright work made or created by you during your employment.
14.6 You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instrument or thing and generally to use your name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party, a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

14.7 The rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Company Intellectual Property and shall be binding on your representatives.
14.8 Nothing in this clause shall be construed as restricting your rights under sections 39 to 43 Patents Act 1977.
15 Confidentiality
15.1 As Confidential Information will from time to time become known to you, the Company considers and you acknowledge, that the following restraints, on which you have had the opportunity to take independent legal advice, are necessary for the reasonable protection by the Company of its business or the business of the Group, the clients thereof or their respective affairs.
15.2 You shall not at any time, either during the continuance of or after the termination of your employment with the Company:
a. use for your own purposes or for any purposes other than those of the Group; or
b. disclose to any person; or
c. through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of;
any Confidential Information, except during your employment in the proper course of the Business or as authorised in writing by your line manager or as ordered by a Court of competent jurisdiction.
15.3 You shall not at any time either during the continuance of or after the termination of your employment with the Company make, otherwise than for the benefit of the Company or any Group Company, any notes or memoranda relating to any matter within the scope of the Business or concerning any of the dealings or affairs of the Company or any Group Company.
15.4 All notes and records (both originals and copies) wherever located and whether on paper, computer disk, computer memory, smartphone, tablet, memory stick or other media, which contain any Confidential Information or which you have made or acquired in the course of your employment:
a. shall be and remain the property of the Company or the relevant Group Company;
b. shall not be removed from the Company’s premises (or the premises of any Group Company) except in the course of your duties; and
c. shall be handed over by you to the Company or to the relevant Group Company on demand and in any event on the termination of your employment (for whatever reason).
15.5 You shall on demand by the Company and in any event on the termination of your employment (howsoever caused) irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside the Company’s premises.

15.6 You shall provide written confirmation that you have made a diligent search for, and delivered to the Company, all the notes and records described in clause 15.4 and have irretrievably deleted any Confidential Information described in clause 15.5 when requested to do so by the Company, whether during or after your employment together with such reasonable evidence of compliance as the Company may request.
15.7 You shall not at any time either during the continuance of or after the termination of your employment with the Company:
a. utter any statement (whether written or oral) to any representative of television, radio, film or other similar media; and/or
b. write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any Group Company which is or could be reasonably viewed as derogatory or defamatory towards or about the Company or any Group Company.
15.8 Nothing in this Agreement shall preclude you from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996 or a relevant pay disclosure as defined in the Equality Act 2010.
16 Restrictions
16.1 You shall not during the specified period below either on your own account or in conjunction with or on behalf of any other person:
a. for 12 (twelve) months after the Relevant Date solicit or entice away or endeavour to solicit or to entice away or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away from the Company or any Group Company any Restricted Employee (whether or not any Restricted Employee would commit a breach of contract by reason of leaving service with the Group); or
b. for 12 (twelve) months after the Relevant Date employ any Restricted Employee, in connection with a business which is in direct or indirect competition with the Restricted Business (whether or not any Restricted Employee would commit a breach of contract by reason of leaving service with the Group); or
c. for 12 (twelve) months after the Relevant Date solicit or entice away from the Group, or interfere with the Company’s or any Group Company’s relationship with, a Restricted Client or a Restricted Potential Client, or attempt to do so. However, this restriction shall only apply to actual or attempted solicitation or enticement of a Restricted Client or Restricted Potential Client insofar as such solicitation or enticement is with a view to providing to a Restricted Client or Restricted Potential Client services similar to those provided by the Restricted Business; or
d. for 12 (twelve) months after the Relevant Date accept from a Restricted Client or a Restricted Potential Client orders for providing services similar to those provided by the Restricted Business; or
e. for 6 (six) months after the Relevant Date be engaged, concerned or interested, either directly or indirectly in any capacity in any trade or business or occupation whatsoever in the Restricted Territory which competes with the Restricted Business; or

f. for 12 (twelve) months after the Relevant Date solicit or deal with any person who has: (a) provided finance to the Company or any Group Company; or (b) been in active negotiations with the Company or any Group Company concerning the provision of finance, (in each case) in the Relevant Period and in respect of whom or which you have either: (a) had material personal contact during the Relevant Period; or (b) gained Confidential Information during the Relevant Period; or
g. for 12 (twelve) months after the Relevant Date interfere or seek to interfere with, or divert or seek to divert, to the Company’s detriment, any contractual or other trade relations between the Company or any Group Company and any of its or their suppliers, collection agents or commercial partners with which the Company dealt with in the Relevant Period and in respect of whom or which you have either: (a) had material personal contact during the Relevant Period; or (b) gained Confidential Information during the Relevant Period.
16.2 Each of the restrictions in this clause 16 shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.
16.3 The restrictions contained in clause 16, on which you have had the opportunity to take independent legal advice are considered reasonable by the parties, and necessary for the protection of the legitimate interests of the Company but if any such restriction shall be found to be void or voidable but would be valid and enforceable if some part of some parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.
16.4 Without prejudice to clause 16.3, if any restriction is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.
16.5 Notwithstanding any other provision of this clause 16, you may hold a Permitted Interest. Further, nothing in this clause 16 shall prevent you from:
a. being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with the Restricted Business; or
b. being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent during the Relevant Period; or
c. holding an investment by way of shares or securities of not more than 5% of the total issued share capital of any company whether or not it is listed or dealt in on a recognised stock exchange.
16.6 At no time after the termination of your employment shall you, directly or indirectly, represent yourself as being interested in or employed by or in any way connected with the Company or any Group Company (other than as a former employee of the Company) and shall not (whether directly or indirectly and whether on your own or through an association of any kind with any third party) make use of any corporate or business name which is used by the Company or any Group Company, or which is similar to or likely to be confused with any such name.

16.7 The Company is entering into this Agreement as a trustee on behalf of each Group Company, and holds the benefit of the restrictions in this clause 16 on trust for each Group Company. Such restrictions shall be enforceable on behalf of each Group Company as though it were a party to this Agreement. Further, you will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 16 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.
16.8 If your employment is transferred to any firm, company, person or entity other than a Group Company ("New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 16, protecting the confidential information, trade secrets and business connections of the New Employer.
16.9 You confirm that prior to entering into this Agreement you had the opportunity to take independent legal advice on the nature, extent and enforceability of your obligations under this Agreement. You confirm that you understand that your remuneration under this Agreement has been agreed on the basis that such covenants are binding on you and enforceable against you.
17 Notification of Restrictions
17.1 If you receive any offer of employment (whether oral or in writing and whether accepted or not) from any person either during the continuance of this Agreement or during the continuance in force of all or any of the restrictions in clause 16 of this Agreement, you shall, without prejudice to your obligations in relation to confidentiality provide the offeror details of the substance of the restrictions contained in clauses 14, 15 and 16 no later than the time when you first meet the prospective offeror.
18 Termination
18.1 This Agreement and your employment with the Company hereunder may be terminated immediately by the Company without prior notice and without any entitlement to a payment in lieu of notice, if you at any time:
a. commit any act of gross misconduct; or
b. commit any serious breach or, after having been given warning in writing (where the commission of such breach continues for more than five business days after such warning) repeated or continual breach, of any of your material obligations under this Agreement; or
c. are guilty of any wilful or serious neglect in the discharge of your duties under this Agreement; or
d. are guilty of any fraud or dishonesty; or
e. have a bankruptcy order made against you or if you make any arrangement or composition with your creditors or have an interim order made against you pursuant to Section 252 of the Insolvency Act 1986; or
f. are convicted of any criminal offence other than an offence which, in the reasonable opinion of the Company, does not affect your position as an employee and/or director of the Company; or

g. by your actions or omissions, in the reasonable opinion of the Company, bring the name or reputation of the Company or any Group Company into serious disrepute or prejudice the interests of the business of the Company or any other Group Company; or
h. cease to be eligible to work in the United Kingdom; or
i. fail or cease to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under your employment or are guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company or any Group Company; or
j. without prejudice to the generality of clause 18.1i, cease to be a fit and proper person (howsoever arising) within the meaning of the SMCR or other similar regulatory regime, fail to discharge the responsibilities allocated to you under the SMCR and/or fail to comply with the Conduct Rules or other similar regulatory regime; or
k. cease to hold any professional qualification which the Company has stipulated as a requirement for your employment; or
l. are convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing; or
m. refuse (without reasonable cause) to accept the novation by the Company of this Agreement, or an offer of employment on terms no less favourable to you than the terms of this Agreement, by any company which, as a result of a reorganisation, amalgamation or reconstruction of the Company, acquires or agrees to acquire not less than 90 per cent of the issued equity share capital of the Company; or
n. resign (otherwise than at the Company’s request) as, or otherwise cease to be, or becomes prohibited by law from being, a director of the Company or any Group Company.
18.2 Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.
18.3 In the event of termination pursuant to clause 18.1, the Company shall not be obliged to make any further payment to you beyond the amount of any remuneration, contractual benefit and payment in lieu of outstanding untaken holiday entitlement actually accrued up to and including the date of such termination.
18.4 In the event of the termination of your employment for whatever reason and whether by notice or in any other manner whatsoever:
a. at the request of the Company you shall resign from office as a director of the Company and all offices you hold in any Group Company, without claim for compensation for loss of office, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of the termination of your employment;
b. at the request of the Company you shall resign from all trusteeships you hold of any pensions scheme or other trusts established by the Company or any Group Company;

c. you will not at any time after such termination represent yourself as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements; and
d. you irrevocably authorise the Company or any Group Company to appoint any person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect to your obligations under this clause 18.
18.5 In the event that you are incapacitated by ill health, accident or any other cause from performing your duties under this Agreement for a period of 180 working days or more (whether consecutive or not) in any continuous period of 12 months, then the Company may terminate this Agreement by giving to you your statutory minimum notice entitlement in writing expiring at any time (whether or not you remain incapacitated from performing your duties under this Agreement) provided always that you shall receive all benefits lawfully due to you under this Agreement calculated up to the date of termination of employment.
18.6 If your employment under this Agreement is terminated under clause 18.5 in circumstances where you are or may be entitled to receive benefits under a salary continuance or long term disability insurance scheme then operated by the Company or Group, and those benefits would cease to be payable on termination of your employment with the Company:
a. you shall be deemed to remain in the Company's employment if and for so long as is necessary under the rules of the scheme or the terms of the applicable insurance policy solely for the purpose of receiving such benefits as may be payable and providing that there is no cost to the Company; but
b. that shall not affect the termination of your employment (including, in particular, your rights to remuneration and other benefits) for all other purposes of this Agreement.
18.7 As an alternative to serving notice pursuant to clause 2.2 and without prejudice to the provisions of clauses 18.1 and 18.2, the Company may, in its absolute discretion, terminate this Agreement by written notice to take immediate effect and by agreeing to make a payment in lieu, or first instalment thereof, of the basic salary to which you would have been entitled during the period of notice or any remaining period of notice of termination provided under clause 2.2 (“Reference Period”) less any appropriate tax and other statutory deductions.
18.8 For the avoidance of doubt, the payment referred to at clause 18.7 shall not include:
a. any bonus or commission payments that might otherwise have been due;
b. any benefits you would have been entitled to receive; or
c. any holiday entitlement that would have accrued during the Reference Period.
18.9 The payment referred to in clause 18.7 may be made in instalments on the day on which basic salary would have been payable if your employment had continued throughout the Reference Period. It will be payable only for such portion of the Reference Period as you do not perform work or services on your own account or for any other party of a remunerative nature provided that the Company shall make up any shortfall between any such earnings and the amount that would otherwise have been payable under clause 18.7.

18.10 Notwithstanding the fact that the Company has purported to exercise its discretion to make payment pursuant to clause 18.7, you shall nonetheless not be entitled to any such payment if the Company would have been entitled to terminate your employment without notice in accordance with clause 18.1. In that case the Company shall be entitled to recover from you any such payment (or instalments thereof) already made.
19 Compliance
19.1 You undertake as a term of your employment with the Company:
a. to observe all rules and guidance notes for the time being of the Financial Conduct Authority (“FCA”) or any other applicable regulatory regime binding on the Company, the Group or you;
b. to observe the Conduct Rules, and to meet and maintain fit and proper status as required under the SMCR;
c. to co-operate fully with all relevant regulatory authorities, including (without limitation) the Department for Business, Innovation and Skills and the FCA;
d. to not deal in shares or other securities (whether of the Company, any Group Company, or of any other company) or any warrants or derivatives relating to such securities in circumstances which would amount to a breach of Part V Criminal Justice Act 1993, the Financial Services and Markets Act 2000, the Model Code for transactions in securities (as applicable to the Group) or the FCA Handbook or under any other applicable legislation;
e. to observe the compliance rules and procedures of the Company and/or the Group for the time being in force;
f. to observe any restrictions or other requirements for the time being of the FCA or any other applicable regulatory regime on senior managers;
g. to promptly to supply to the Company any information which you may from time to time have regarding any matters on which the FCA or any other applicable regulatory regime would or might require notification or information; and
h. you agree to deal with the Company in an open and co-operative manner.
19.2 You shall comply with the memorandum and articles of association, and all other rules, regulations, policies and procedures from time to time in force, of the Company and any other Group Company to which you may from time to time render your services under this Agreement. Failure to do so may result in disciplinary action being taken against you. In particular, but without limitation, your attention is drawn to the non-contractual policies and procedures set out in the Polices which you agree to abide by. In the event of any conflict with the Policies and this Agreement, the terms of this Agreement will prevail.
20 Return of Property on Termination
20.1 Upon the termination of your employment with the Company for whatsoever cause, you shall:
a. immediately deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in your possession, custody or under your control (including all materials within the scope of clause 15.4); and

b. on request, immediately deliver to the Company any computer or other device in your possession or control to allow the Company to remove all Confidential Information and the Company’s licensed software;
20.2 If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with clause 20.1.
20.3 You shall, on reasonable request, provide reasonable co-operation and provide reasonable assistance to the Company or any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning it or them where you have in your possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) on the understanding that the Company or relevant Group Company will pay your reasonable expenses incurred in providing such assistance. The Company will reimburse reasonable expenses and reasonable legal fees incurred by you in providing such co-operation and assistance. In return for you providing such assistance, the Company will provide reasonable co-operation and provide reasonable assistance to you in any such internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning you relating to your employment or period on office with the Company or any Group Company, providing that in doing so, it does not create either an actual or material threat of a conflict of interest between the Company or any Group Company, and yourself.
21 Disciplinary, Dismissal and Grievance Procedures
21.1 If you:
a. are dissatisfied with any disciplinary decision relating to you (or any decision to dismiss you), you may raise this with a HR Business Partner who will refer the matter to an appropriate person; and
b. have a grievance relating to your employment, you should raise this with a HR Business Partner who will refer the matter to an appropriate person.
21.2 For further details, please refer to the Company's disciplinary and grievance procedures, to which you are subject, which are contained in the Company's disciplinary and grievance policy as in place from time to time. Copies may be obtained from the Company’s HR Department. These procedures do not form part of your contract of employment.
21.3 You may be suspended during any disciplinary or regulatory investigation (including, for the avoidance of doubt, where concerns are raised about your fitness and proprietary as a senior manager under the SMCR or any other applicable regulatory regime) for such period as the Company deems fit. If you are suspended, the provisions of clause 2.5 shall apply.
22 Deductions
22.1 For the purposes of the Employment Rights Act 1996 you authorise the Company at any time during your employment, and in any event on termination howsoever arising, to deduct from your remuneration under this Agreement (which for this purpose includes salary, commission, bonus, holiday pay, sick pay and pay in lieu of notice) any monies due from you to the Company including, but not limited to, any performance adjustment necessary under clause 6, outstanding loans, advances, the cost of repairing any damage or loss of the Company’s property caused by you (and of recovering it), excess holiday, and any other monies owed by you to the Company.

23 Data Protection
23.1 You agree to comply with any policy introduced by the Company in order to comply with Data Protection Legislation (defined below), including any policy on the transfer of data outside the European Economic Area, at all times during your employment and to comply with any policy introduced by the Company and any other Group Company in order to comply with it, including any policy on the transfer of data outside the European Economic Area.
23.2 The Company will process your personal data in accordance with and to the extent permitted by Data Protection Legislation for the purposes set out in the Privacy note.
23.3 The Company may make Personal Data relating to you available to any Group Company, as well as to any person or company who provides, or is a potential provider of products or services to the Company, or to whom the Company provides, or may provide services, including potential or existing clients and suppliers, advisors and brokers, pensions and insurance providers, payroll administrators, regulatory authorities, potential or future employers, and potential purchasers of the Company.  The Company may, for the purposes set out in this clause, transfer your Personal Data (including Special Categories of Data) to entities which are established in countries which are located outside the European Economic Area, in particular to, and in the United States, and any other country which the Company has offices. If the Company transfers your Personal Data outside the EEA, it will ensure that a finding of adequacy has been made by the EC Commission in respect of such country or will alternatively make sure other appropriate safeguards are in place, including but not limited to EU standard contractual clauses or an intragroup agreement.
23.4 You consent to the Company and each Group Company monitoring its communication and electronic equipment including, without limitation, the Company’s telephone, facsimile and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information that is the property of the Company) and recordings from the Company’s closed circuit television cameras and any other computer equipment or other device used by you in the performance of your duties.
23.5 In this clause the expressions "personal data" and "special category personal data" have the same meanings as those expressions bear in the General Data Protection Regulation (EU) 2016/679 (“GDPR”).
23.6 In this clause “Data Protection Legislation” means the GDPR, Data Protection Act 2018 (“DPA”), and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (or any successor to the GDPR, DPA, or Privacy and Electronic Communications Regulations) and the applicable version at the relevant time of any guidance or codes of practice issued by the Information Commissioner’s Office from time to time.
23.7 Further information about the ways in which the Company Processes your Personal Data is set out in the Company’s Colleague, Consultant and Applicant Privacy Notice, as updated from time to time. A copy of the current privacy notice is attached to this Agreement. This will be updated from time to time.
24 Notices
24.1 Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of you to you at your last known place of residence or given personally and any notice given by post shall be deemed to have been served 48 hours after it was posted.

25 Assignment and Effect of Termination
25.1 The benefit of each agreement and obligation of you under this Agreement may be assigned by the Company to and enforced by all successors or assigns for the time being carrying on the Business and such agreements and obligations shall operate and remain binding notwithstanding the termination of your employment.
25.2 The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.
26 Third Party Rights
26.1 Pursuant to the Contracts (Rights of Third Parties) Act 1999 only the parties to this Agreement may enforce any of the terms of this Agreement.
27 Law and Jurisdiction
27.1 English law
This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.
27.2 Jurisdiction
In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.
28 Prior Agreements
28.1 This Agreement shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) made between the Company and you or between any other Group Company and you in relation to your employment which shall be deemed to have been terminated by mutual consent with effect from the Commencement Date. You acknowledge that you have no outstanding claim of any kind in respect of any such agreement or arrangement.
28.2 You warrant and agree that you are not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.
28.3 No amendment to this Agreement shall be effective unless it is in writing and signed by the parties.
29 Collective Agreements
29.1 There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of your employment.

30 Severability
30.1 If any provision of this Agreement or of a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with their terms, so long as this Agreement, without such terms or provisions, does not fail of its essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

IN WITNESS whereof this Deed of Agreement has been executed by the parties the day and year first before written
EXECUTED and DELIVERED as a DEED of )
CABOT UK HOLDCO LIMITED   ) /s/ Ashish Masih
acting by a single Director in the   )
presence of:      )

Witness:

Signature: /s/ Greg Call
Name: Greg Call
Address: 350 Camino De La Reina
         San Diego, CA 92108
Occupation: EVP

SIGNED and DELIVERED    )
as a DEED by CRAIG BUICK   ) /s/ Craig Buick
in the presence of:     )

Witness:

Signature: /s/ Jane Perkin
Name: Jane Perkin
Address: ## ###### ######
London ### ###
Occupation: HRBP

Schedule of Benefits
DIRECTOR

This schedule sets out an “at a glance” summary of the benefits an employee might receive. The provision of any benefit is subject to the provisions contained in the body of the relevant contract of employment. To the extent there may be any conflict between the contents of this schedule and the body of the relevant contract of employment, the terms of the latter will prevail. Please note the Company has absolute discretion to change schemes and/or scheme providers, which may mean the level of benefit provided varies (and may be decreased).

Benefit	Eligibility	Current Benefit	More information available on the Company intranet, detailed in:
Holiday entitlement	on commencement of employment.	30 days per annum (full time entitlement which will be pro-rated if part time). There is no further accrual with length of service.	Annual Leave Policy
Statutory Bank Holidays	on commencement of employment.	8 days per annum	Annual Leave Policy
Pension	on commencement of employment	The Company will make an employer contribution of 15% of your basic salary into the pension scheme, which is not conditional on you making any employee contributions). This will comply with the Company’s minimum obligations in respect of auto enrolment.	Detailed policies and details of benefit provision terms are available on the intranet
Life Assurance – death in service	on commencement of employment.	Four times your basic annual salary from the date of commencement of your employment.	Detailed policies and details of benefit provision terms are available on the intranet
Income Insurance	on commencement of employment.	75% of base salary after 13 weeks of absence (subject to insurer accepting claim and meeting definition of disability). Subject to conditions	Detailed policies and details of benefit provision terms are available on the intranet
Healthcare	on commencement of employment.	Scale B cover (includes family if required).	Detailed policies and details of benefit provision terms are available on the intranet
Gym	on commencement of employment.	Family membership	Please contact the HR Department for further details
Long term incentive plan	when approved and awarded by either the Compensation Committee or the Remuneration Committee		Long Term Incentive Plan scheme rules (as amended from time to time)
Discretionary Bonus	when approved and awarded by either the Compensation Committee or the Remuneration Committee	Subject to individual and company performance with an on target of 85% of your basic salary	Bonus scheme rules as applicable from time to time
* Please note that on reaching the age of 65 or the relevant state pensionable age (whichever is greater), the Company reserves the right under the Equality Act 2010 to withdraw entitlement to insured benefits. The Company will continue to pay employer pension contributions whilst the employees make their contributions.